Exhibit 99.1

Triple-S Management Corporation 1441 F.D. Roosevelt Ave. San Juan, PR 00920 www.triplesmanagement.com
FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan-José Román	Kathy Waller
Finance Vice President & CFO	(312) 543-6708
(787) 749-4949
Triple-S Management Corporation Reports Second Quarter 2009 Results
Solid Revenue Growth and Good Expense Management;
2009 EPS Guidance Raised by $0.10
SAN JUAN, Puerto Rico, August 5, 2009 — Triple-S Management Corporation (NYSE:GTS), the largest managed care company in Puerto Rico, today announced consolidated revenues of $495.6 million and operating income of $23.9 million for the three months ended June 30, 2009. Net income of $18.7 million, or $0.63 per diluted share, includes an after tax net gain of $3.7 million, or $0.12 per share, in net realized and unrealized gains on investments and derivatives.
Second Quarter Highlights
•	Total consolidated operating revenues increased 12.2 percent year over year to $490.9 million

•	Operating income was $23.9 million

•	Excluding net realized and unrealized gains on investments and a derivatives gain included within other income (expenses), net income was $15.0 million, or $0.51 per diluted share

•	Consolidated loss ratio was 85.5 percent and the medical loss ratio (MLR) was 89.4 percent

•	Consolidated operating expense ratio decreased 10 basis points to 14.4 percent

•	Continued expansion of Medicare Advantage business: approximately 4,000 additional member months enrollment during the three months ended June 30, 2009, a 2.1 percent year-over-year increase

•	Net cash flow provided by operating activities of $19.1 million
“Our second-quarter results demonstrate our continued ability to generate solid top-line growth, manage our operating costs while making the required investments in our future, and maintain our track record of excellent member retention,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer. “While we did experience an increase in the adjusted MLR for our Commercial business, which should come down in the remainder of the year, the Medicare Advantage segment registered a further decline with respect to this metric. Utilization is tracking our expectations and second-half premiums will be higher, positioning us for additional improvement in the next six months of 2009.”
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Ruiz-Comas added, “On July 1, 2009, we completed the purchase and integration of La Cruz Azul’s managed care assets, which consolidates the Blue Cross Blue Shield brand in Puerto Rico and the US Virgin Islands, as well as meaningfully expands our commercial opportunity. We are pleased that we were able to retain most of La Cruz Azul’s members while swiftly and seamlessly integrating the acquired business into our existing infrastructure. We continue to anticipate that this transaction will be accretive on a rolling 12-month basis and slightly additive to 2009 earnings per share.”
Consolidated operating revenues for the three months ended June 30, 2009, were $490.9 million, 12.2 percent above the prior-year period. The increase resulted primarily from growth in Commercial and Medicare membership enrollment, as well as higher premium rates across all businesses. This quarter also includes a Medicare risk score premium adjustment of $12.8 million corresponding to 2008 and the first quarter of 2009. Offset, in part, by a $4.2 million adjustment that decreased Reform premiums. The three-month period ended June 30, 2008 includes the net effect of a $1.4 million final risk score premium adjustment for 2007. To a lesser degree, growth was aided by the addition of the Metro North region in the Reform business.
Consolidated claims incurred and operating expenses for the period were $467.0 million, an increase of 12.2 percent from the same period last year. Consolidated claims incurred were $398.4 million, up 12.3 percent from a year ago, principally due to increased claims in the managed care segment resulting from higher enrollment. The consolidated loss ratio rose 90 basis points from the prior-year period, to 85.5 percent, largely reflecting the increased utilization among local government employees, the effect of reserve developments in our managed care segment, and the impact of the aforementioned premium adjustments. Excluding the effect of those items, the consolidated loss ratio decreased 80 basis points. Operating expenses came in at $68.6 million, an 11.7 percent year-over-year increase, primarily resulting from higher volume in the Medicare and Commercial businesses, non-recurring expenses of $1.9 million, and the addition of the Metro North region ASO contract in November 2008. The consolidated operating expense ratio decreased 10 basis points, to 14.4 percent.
Consolidated income tax expense for the three months ended June 30, 2009 increased by $2.8 million or 74 percent from the same period last year due to a new special additional tax as well as to higher taxable income, resulting from an increase in operating income. This special additional tax is five percent over the taxable income and will be effective for a three year period, until the 2011 taxable year.
Net income for the three months ended June 30, 2009, was $18.7 million, or $0.63 per diluted share, based on weighted average shares outstanding of 29.4 million. This compares with net income for the three months ended June 30, 2008, of $12.1 million, or $0.38 per diluted share, based on weighted average shares outstanding of 32.2 million. The earnings for the three months ended June 30, 2009, include $0.11 per diluted share in after tax net realized and unrealized gains on investments and an increase in the unrealized gain in derivatives of $0.01 per diluted share included within other income (expenses). Excluding the effect of these items for the three months ended June 30, 2009, net income was $15.0 million, or $0.51 per diluted share, compared with $14.3 million, or $0.44 per diluted share, in the comparable 2008 quarter.
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(Unaudited)	Pro Forma Net Income
	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in millions)	2009	2008	2009	2008

Pro forma net income:
Net income	$18.7	$12.1	$22.6	$13.3
Net realized investment losses, net of tax	1.4	1.5	2.8	0.9
Net unrealized trading investments (gains) losses, net of tax	(4.8)	0.8	(2.7)	7.1
Derivative (gain) loss, net of tax	(0.3)	(0.1)	0.4	2.3

Pro forma net income	$15.0	$14.3	$23.1	$23.6

Diluted pro forma net income per share	$0.51	$0.44	$0.78	$0.73

Six-Month Recap
For the first half ended June 30, 2009, consolidated operating revenues rose 12.3 percent to $964.8 million, primarily reflecting the growth in the managed care segment. Consolidated claims incurred for the six months ended June 30, 2009 were $792.9 million, up 12.5 percent year over year. The consolidated loss ratio increased 70 basis points to 86.3 percent. Six-month consolidated operating expenses were $136.9 million and the operating expense ratio remained at 14.6 percent. Pro forma net income for the six months ended June 30, 2009 was $23.1 million, or $0.78 per diluted share, based on weighted average shares outstanding of 29.8 million, compared with $23.6 million, or $0.73 per diluted share, based on weighted average shares outstanding of 32.2 million at the same time last year.
For the aforementioned six-month period, net cash provided by operating activities amounted to $49.1 million. As of June 30, 2009, Triple-S Management had $34.6 million in parent company cash, cash equivalents, and investments.
Segment Performance
Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating gain or loss divided by operating revenues.
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(Unaudited)	Three months ended June 30,				Six months ended June 30,
			Percentage				Percentage
(dollar amounts in millions)	2009	2008	Change		2009	2008	Change

Operating revenues:
Managed Care	$435.5	$385.1	13.1%		$854.6	$755.1	13.2%
Life Insurance	29.6	27.0	9.6%		58.1	53.1	9.4%
Property and Casualty	27.0	26.1	3.4%		54.4	52.4	3.8%
Other	(1.2)	(0.8)	50.0%		(2.3)	(1.7)	35.3%

Total operating revenues	$490.9	$437.4	12.2%		$964.8	$858.9	12.3%

Operating income:
Managed Care	$16.2	$14.0	15.7%		$22.0	$19.3	14.0%
Life Insurance	3.9	3.2	21.9%		6.9	5.7	21.1%
Property and Casualty	2.8	2.3	21.7%		4.2	4.4	(4.5%)
Other	1.0	1.7	(41.2%)		1.9	3.1	(38.7%)

Total operating income	$23.9	$21.2	12.7%		$35.0	$32.5	7.7%

Operating margin:
Managed Care	3.7%	3.6%	10	bp	2.6%	2.6%	0	bp
Life Insurance	13.2%	11.9%	130	bp	11.9%	10.7%	120	bp
Property and Casualty	10.4%	8.8%	160	bp	7.7%	8.4%	-70	bp
Consolidated	4.9%	4.8%	10	bp	3.6%	3.8%	-20	bp
Managed Care Results Summary
Total medical premiums earned for the three months ended June 30, 2009 were $418.1 million, up 11.7 percent from the same period in 2008, primarily due to higher Commercial member enrollment and premium rate increases across all businesses. This quarter also includes a Medicare risk score premium adjustment of $12.8 million.
Medical premiums earned in the Medicare business rose $28.0 million, or 24.6 percent, to $141.6 million, largely the result of higher average premium rates and a $12.8 million risk score premium adjustment from CMS corresponding to 2008 and the first quarter of 2009. Member months enrollment increased by 431, or 0.2%, reflecting an increase of 3,859, or 2.1%, in Medicare Advantage membership and a decrease of 3,428, or 10.5%, in PDP membership.
Medical premiums earned in the Commercial business were up $13.4 million, or 7.5 percent, to $193.1 million, the net result of an increase of 47,066, or 3.8 percent, in member months enrollment and a 3.5% rise in the average premium rate.
Medical premiums earned in the Reform business rose $2.5 million, or 3.1 percent, to $83.4 million due to a premium rate increase of approximately 10 percent that became effective on July 1, 2008, offset in part by a $4.2 million adjustment to premiums as a result of the increase in the allowance for doubtful accounts and a reduction of 23,716, or 2.3 percent, in member months enrollment.
Administrative service fees were up $7.2 million, or 150.0 percent, due to an increase in member months enrollment of 636,681, or 127.5 percent. This sharp rise mainly reflects
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the Metro-North region ASO contract, which became effective in November 2008, as well as new ASO commercial contracts that went into effect January 1, 2009.
Medical claims incurred increased by $42.7 million, or 12.9 percent, to $373.9 million, largely driven by the higher volume of business and MLR. The overall MLR increased 90 basis points during the three months ended June 30, 2009, to 89.4 percent. This increase was the result of the changes in the reserve estimates that affected the claims reserve in both periods, offset, in part, by the effect of the aforementioned premium adjustments. Excluding the effect of prior period reserve developments in the 2009 and 2008 periods, and considering the effect of premium adjustments, the MLR decreased by 80 basis points.
Operating expenses were up $5.5 million year over year, or 13.8 percent, to $45.4 million, primarily attributable to the higher volume of business associated with increased enrollment. In addition, a contingency accrual of approximately $2.5 million was recorded during the period, partially offset by a favorable $600,000 adjustment related to the settlement of an insurance recovery receivable of legal expenses. The segment’s operating expense ratio rose 10 basis points, to 10.6 percent.

Managed Care Additional Data	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Member months enrollment
Commercial:
Fully-insured	1,275,849	1,228,783	2,536,750	2,464,272
Self-funded	563,125	499,317	1,142,217	995,379
Total Commercial	1,838,974	1,728,100	3,678,967	3,459,651

Reform:
Fully-insured	1,007,915	1,031,631	1,986,506	2,065,291
Self-funded	572,873	—	1,133,451	—
Total Reform	1,580,788	1,031,631	3,119,957	2,065,291

Medicare:
Medicare Advantage	186,945	183,086	385,561	340,877
Stand-alone PDP	29,314	32,742	58,971	65,480
Total Medicare	216,259	215,828	444,532	406,357

Total member months	3,636,021	2,975,559	7,243,456	5,931,299

Medical loss ratio	89.4%	88.5%	90.5%	89.8%
Commercial	92.5%	79.8%	91.3%	85.3%
Reform	91.6%	96.7%	89.2%	94.0%
Medicare	83.9%	96.5%	90.0%	94.2%

Operating expense ratio	10.6%	10.5%	10.5%	10.3%
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Managed Care
	As of June 30,
Membership by Segment	2009	2008

Members:
Commercial:
Fully-insured	430,772	408,949
Self-funded	184,366	168,422
Total Commercial	615,138	577,371

Reform:
Fully-insured	337,254	344,104
Self-funded	194,154	—
Total Reform	531,408	344,104

Medicare:
Medicare Advantage	61,057	61,218
PDP	9,745	10,916
Total Medicare	70,802	72,134

Total members	1,217,348	993,609
Share Repurchase Update
In October 2008, the Company’s Board of Directors authorized the repurchase of $40 million of its common shares. Utilizing cash on hand, Triple-S has thus far bought back approximately 3.0 million Class B shares at an average price of $12.16. The repurchase is being conducted in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Triple-S continues to have approximately $3.9 million earmarked for share repurchases under its current Board authorization.
2009 Guidance
“We have once again raised our outlook for this year’s earnings per share. We now expect per-share earnings to be in the $2.03-$2.13 range, $0.10 above our prior guidance, reflecting mainly the accretion from the acquisition of La Cruz Azul,” said Ruiz-Comas. “Although our MLR will be somewhat higher than we were previously anticipating, all of our other performance metrics are running ahead of plan and have been adjusted accordingly.”
The Company’s revised outlook for full year 2009 is as follows:

2009 Range
Medical enrollment fully-insured (member months)	10.0-10.3 million

Medical enrollment self-insured (member months)	4.9-5.0 million

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2009 Range
Consolidated operating revenues (in billions)	$1.92-$1.99

Consolidated loss ratio	84.8%-85.8%

Medical loss ratio	88.8%-89.8%

Consolidated operating expense ratio	14.3%-14.7%

Consolidated operating income (in millions)	$90.5-$99.0

Consolidated effective tax rate	26.0%-27.0%

Earnings per share	$2.03-$2.13

Weighted average of diluted shares outstanding (in millions)	29.6
Conference Call and Webcast
Management will host a conference call and webcast Wednesday, August 5 at 9:00 a.m. Eastern Time to discuss its financial results for the second quarter of 2009, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 877-941-1848, and international callers should dial 480-629-9722 about five minutes before the presentation.
To listen to the webcast, participants should visit the Investor Relations section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the Investor Relations section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Relations section of the Web site.
About Triple-S Management Corporation
Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the largest managed care company in Puerto Rico, serving approximately 1.3 million members, or about 34% of the population. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare, and Reform markets under the Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Shield branded life and property and casualty insurance in Puerto Rico. The Company is the largest provider of life, accident, and health insurance and the fourth largest provider of property and casualty insurance in its market.
For more information about Triple-S Management, visit www.triplesmanagement.com or contact waller_kathleen@yahoo.com.
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Forward-Looking Statements
This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).
In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:
•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management and utilization management programs

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics
This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.
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Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
-FINANCIAL TABLES ATTACHED-
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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited
	June 30,	December 31,
	2009	2008
Assets

Investments	$1,034,402	$1,015,701
Cash and cash equivalents	42,699	46,095
Premium and other receivables, net	249,393	237,158
Deferred policy acquisition costs and value of business acquired	131,311	126,347
Property and equipment, net	63,105	58,448
Other assets	56,392	64,710

Total assets	$1,577,302	$1,548,459

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$723,992	$690,080
Accounts payable and accrued liabilities	196,886	203,973
Borrowings	168,487	169,307

Total liabilities	1,089,365	1,063,360

Stockholders’ equity:
Common stock	29,404	31,148
Other stockholders equity	458,533	453,951

Total stockholders’ equity	487,937	485,099

Total liabilities and stockholders’ equity	$1,577,302	$1,548,459

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	Unaudited	Historical	Unaudited	Historical
	2009	2008	2009	2008
Revenues:
Premiums earned, net	$466,221	$419,157	$918,705	$823,556
Administrative service fees	11,319	3,920	20,185	7,633
Net investment income	13,360	14,302	25,901	27,734

Total operating revenues	490,900	437,379	964,791	858,923

Net realized investment losses	(1,625)	(1,741)	(3,352)	(1,132)
Net unrealized investment gain (loss) on trading securities	5,652	(951)	3,176	(7,201)
Other income (expenses), net	704	1,360	325	(161)

Total revenues	495,631	436,047	964,940	850,429

Benefits and expenses:
Claims incurred	398,420	354,780	792,952	704,987
Operating expenses	68,603	61,399	136,855	121,430

Total operating costs	467,023	416,179	929,807	826,417

Interest expense	3,357	3,926	6,621	7,599

Total benefits and expenses	470,380	420,105	936,428	834,016

Income before taxes	25,251	15,942	28,512	16,413

Income tax benefit	6,591	3,805	5,920	3,074

Net income	$18,660	$12,137	$22,592	$13,339

Basic net income per share	$0.64	$0.38	$0.76	$0.41

Diluted earnings per share	$0.63	$0.38	$0.76	$0.41
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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Six Months Ended
	June 30,
	Unaudited	Historical
	2009	2008
Net cash provided by (used in) operating activities	$49,128	$(25,189)

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	114,876	153,393
Fixed maturities matured	123,995	54,166
Equity securities	1,629	2,019
Fixed maturity securities held to maturity	2,915	19,526
Acquisition of investments:
Securities available for sale:
Fixed maturities	(250,641)	(428,476)
Equity securities	(2,286)	(16,717)
Net disbursements for policy loans	(70)	104
Capital expenditures	(8,876)	(7,119)

Net cash used in investing activities	(18,458)	(223,104)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(10,143)	15,649
Change in short-term borrowings	—	32,075
Repayments of long-term borrowings	(820)	(819)
Repurchase and retirement of common stock	(22,034)	—
Proceeds from policyholder deposits	2,547	5,895
Surrenders of policyholder deposits	(3,616)	(3,383)
Other	—	6

Net cash (used in) provided by financing activities	(34,066)	49,423

Net decrease in cash and cash equivalents	(3,396)	(198,870)

Cash and cash equivalents, beginning of period	46,095	240,153

Cash and cash equivalents, end of period	$42,699	$41,283

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